Exhibit 99.2
ASYST TECHNOLOGIES, #11121003
Second Quarter Fiscal 2009 Conference
October 29, 2008, 2:00 p.m., PT

Operator	Ladies and gentlemen, thank you for standing by. Welcome to the Asyst Technologies’ second quarter 2009 fiscal conference call. At this time all participants are in a listen-only mode. Later we’ll conduct a question and answer session and instructions will be given at that time. If you should require assistance at any time, please press the star followed by the zero and an operator will assist you. As a reminder this conference is being recorded today, October 29, 2008.

I would now like to turn the conference over to Mr. John Swenson. Please go ahead, sir.

J. Swenson	Thank you. Good afternoon, everyone, and welcome to this fiscal 2009 second quarter conference call for Asyst Technologies. As noted in our press release earlier today, we are reporting preliminary financial results for our fiscal second quarter ended September 30, 2008 pending completion of an interim goodwill impairment analysis. We will report final results for the quarter on completion of the analysis and in conjunction with the filing our financial statements and form 10-Q. Aaron Tachibana will have more detail on that analysis in his comments.

The release will be posted to our website which is at www.asyst.com. To access the release, interested parties should click on the Investor Relations link followed by the Press Release link.

I need to remind you that during today’s call we will make forward-looking statements. We have no obligation to update these statements. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These risk factors are described in our most recently filed reports with the SEC as well as today’s press release.

We also will present non-GAAP financial information in this call. For a reconciliation of our non-GAAP financial information to the equivalent measures under GAAP, please refer to the press release which again is posted on our website.

Now to our conference call. Aaron Tachibana, our CFO, will review financial highlights for the quarter as well as outlook. Steve Schwartz, our CEO, will provide a strategic overview and will comment on current product and market trends. After the formal comments we will be happy to take your questions.

ASYST TECHNOLOGIES	Page 1

Now I’ll turn the call over to Aaron Tachibana. Aaron?

A. Tachibana	Thank you, John, and good afternoon, everyone. This is my first earnings call as CFO for Asyst. I’ve been with the company in various financial leadership roles for more than 4 years, most recently as Vice President of Finance and Chief Accounting Officer. I know the company well and I believe I understand our challenges and opportunities. In one-third of our business, what we call the tools business, we are fully outsourced to Flextronics and quarter after quarter we deliver strong gross margin and excellent customer satisfaction. This is the model that allows us to variabilize our cost structure and it provides a precedent platform for further outsourcing in the rest of our business.

In AMHS we are in the process of outsourcing most of our remaining manufacturing to Flextronics and are transitioning the supply chain to lower cost regions and suppliers. This is being led by strong people and we are working with a familiar and effective partner in Flextronics. We are also driving to install these systems more efficiently and to track and build customer change orders more effectively. Our progress has been too slow and at current volumes we are sensitive to product mix. However, we expect to deliver stronger AMHS gross margins in the current quarter and are confident in our ability to show further improvement moving forward.

In addition to the current and expected gross margin improvement, we already have reduced ongoing annualized operating expenses by $10 million and currently are taking actions to deliver an additional $20 million of annual savings. The combination of these improvements is driving our GAAP breakeven to the $85 to $90 million range and our cash breakeven to the $75 to $80 million range as of the March quarter. This positions the company for the current downturn and for improved profitability when the cycle turns. At the same time, we are prepared to reduce additional costs quickly if we see further erosion in market demand.

I am proud of the recent and rapid improvements we have made and I am excited about the long term opportunity at Asyst. I say this with my eyes wide open to the challenges that remain and I am committed to tackling these challenges and helping to unlock value for our shareholders.

Now to the results for the quarter. New orders totalled $107 million, up from $63 million in Q1. In AMHS, we had good breadth across a number of customers and bookings of $84 million. We received one order in excess of $30 million related to the last phase of a large flash fab in Japan. Four other customers each accounted for bookings in the $10 million range including customers from flat panel, logic, raw wafer and memory.

Bookings of tool and fab automation products totalled $23 million, down from $29 million in Q1. This is consistent with the continuing declines in

ASYST TECHNOLOGIES	Page 2

booking and shipment levels among OEMs. The mix of new orders was as follows. Semiconductor, 80%; flat panel, 12%; and, service, 8%. OEMs represented 10% of new orders and the remainder or 90% came from end users. By geography new order distribution was: North America, 21%; Japan, 59%; Taiwan, 8%; other Asia Pacific including Korea, 10%; and Europe was 2%.

Backlog as of end of the quarter was $91 million, up from $80 million at end of Q1.

Consolidated net sales for the fiscal second quarter were $95.1 million, down from $100.3 million in the prior sequential quarter.

Net sales of AMHS were $70.1 million, up from $67.6 million in the prior sequential quarter. Of this, semiconductor comprised approximately $52 million compared with $50 million in Q1. Flat panel display comprised approximately $18 million, up from $17 million in Q1.

Net sales of tool and fab automation solutions were $25 million, down from $32.7 million in Q1.

Sales mix was as follows: semiconductor, 70%; flat panel, 19%; and service 11%. OEMs represented 13% of sales for the quarter.

As part of transitioning the manufacturing of our AMHS vehicles to Flextronics, we have substantially renegotiated our existing supply terms with Flex. As a result, we recognized a $1.9 million charge in our tools business. There will be additional costs incurred to support this transition which Flex is sharing that we are running through cost of sales. Excluding these costs, consolidated gross margin for the quarter was 27%, up from 25% in the prior quarter. Including these charges, gross margin was flat with the prior quarter. Before these one time charges, gross margin on tool and fab automation solutions was 42% which is in our target operating range. Including the impact of the charges, tool and fab gross margin was 35%.

AMHS gross margin was 21%, up from 16% in Q1. The improvement was driven by better pricing on one of our largest projects. Based on current backlog, we expect to achieve further gains to the mid-20s as a percentage in the current quarter and currently anticipate that AMHS gross margin in the March quarter will be close to 30%. We believe that AMHS is positioned for further gains into the 31 to 33% range in succeeding quarters. All of these targeted improvements include the impact of the outsourcing transition costs. Once these costs are behind us and we begin to realize the benefit from the outsourcing roughly one year from now, we expect to deliver AMHS gross margins in excess of 33%.

Now let’s move on to operating expenses. Consolidated R&D expense was $9.9 million, down from $10.9 million in the prior sequential quarter. We are

ASYST TECHNOLOGIES	Page 3

trimming R&D spending further in the current quarter.

SG&A expense was $19.4 million, roughly down $1 million from the Q1 levels and down $8 million from two quarters ago. We expect to take out an additional $2 to $3 million from SG&A in the current quarter and have further savings identified for fiscal Q4.

Net interest expense was $1.9 million for the quarter. Other expense, primarily foreign exchange losses, was $1.4 million. On a non-GAAP basis we are reporting a net loss of $7.8 million or $0.15 per share which is roughly flat with last quarter.

As mentioned in our press release, we are conducting a valuation analysis of goodwill on the balance sheet. Historically, we’ve made this annual assessment in the December quarter. However, due to the unprecedented decline in the market value of the company’s stock over the past several weeks, management determined that an interim assessment was necessary as of Q2. We believe this analysis will lead to a non-cash goodwill impairment charge in the range of $85 to $90 million which will be reflected in net income and the balance sheet upon filing our 10-Q. This charge will put us out of compliance with our debt to total capital covenant as of September 30th.

We have initiated discussions with our lenders around an amendment or waiver and expect to address the noncompliance before filing our 10-Q.

Now let’s turn to the balance sheet. We ended the quarter with $79 million of cash, up from $67 million at the end of June. Debt was down approximately $4 million. Excluding changes in working capital, cash burn in the last quarter was approximately $5 million. In Q3 we expect to be cash neutral excluding working capital and cash restructuring costs. We believe that the current level of cash is sufficient to support our operating needs and debt service for the next year.

Now to our outlook for the fiscal third quarter ending in December. We expect sales to be in the range of $70 to $80 million with AMHS in the range of $50 to $60 million and tool and fab automation at $15 to $20 million. We expect to report a non-GAAP net loss of $0.15 to $0.19 per share and a GAAP net loss of $0.25 to $0.30 per share. The GAAP net loss is expected to include $3 to $5 million of restructuring charges related to our cost reduction initiatives.

With that, I will turn it over to Steve Schwartz. Steve?

S. Schwartz	Thank you, Aaron. Aaron did a good job of laying out for you what we’ve done so far and what’s going to occur over the next few weeks to stabilize the company’s profitability and cash flow. The results will be visible in our reported results for the current quarter and even more profound in the March

ASYST TECHNOLOGIES	Page 4

quarter when we expect to combine even lower operating costs with higher sales and a gross margin back above 30%. At sales of at least $85 million which we believe is achievable based on bookings, we expect to be at or near breakeven on a non-GAAP basis for the March quarter.

Our visibility beyond March is limited. We size the business to ride out an extended downturn with sales in the range of $70 to $80 million per quarter. If business trends below that level, we’ll move quickly to trim additional costs.

Looking at stock price that now can be expressed solely to the right of the decimal point, we want to make one thing perfectly clear. Asyst plays a critical role in our customers’ factories and we intend to be wherever they need us for a long, long time. We’ll maintain the service and engineering infrastructure necessary to continue to meet their requirements. We will not compromise on responsiveness, quality or safety and we’ll continue to invest in the next generation technologies that they’ll need to remain competitive.

In that regard, we’re continuing to maintain a high level of R&D spending relative to our own history and as a percentage of sales. Our product roadmaps and release schedules remain on track. However, where we can, we’re reducing material spending in line with lower customer demand for engineering changes and demo systems. When it looks like customers may be ready to spend again, we are prepared to turn this investment back on.

We recognize there also is concern around the company’s current debt burden which is substantial. Servicing the debt between estimated interest charges and minimum scheduled principal payments will require $35 million over the next year. Our reductions in cost of goods and OpEx largely will fund this debt service and will allow us to reduce total leverage for the company by at least $27 million while keeping projected cash balances of at least $60 million over that period.

The banks so far have understood the cyclical dynamics of this industry and have been willing to accommodate amendments to our covenant structure. We may need additional support from our banks and we believe that our ability to generate cash flow to service the debt will be important reinforcement for any additional accommodations we receive.

At times like these we appropriately are focusing our discussion on cost reduction and balance sheet management. But assuming that the world is likely to need more chips 18 months from now than it does today, there eventually will be an upturn. When business finally does turn up we’ve positioned ourselves to deliver significant profitability. At $100 million of quarterly sales which is below our average runrate of the last three years, we would expect to deliver EBITDA of $12 to $13 million. Our annual EBITDA under this scenario would exceed our current market cap.

ASYST TECHNOLOGIES	Page 5

If you hear some optimism from this team it’s not because the market is great. Our tools business is near a five year low and we hear nothing from OEMs that would suggest any improvement in the near term. AMHS bookings are up, primarily on the strength of two large customers who happen to be the only two that are spending right now. We count them as customers because we’ve maintained a focus on meeting the requirements of the richest and strongest players in the industry. However, when these customers are done with these projects, we don’t know when the next phases will come.

We do have confidence in this quarter and the March quarter, including enough anticipated backlog going into the March quarter to expect something close to breakeven results. Our stock has never been lower and we’re needing to address debt covenants on top of managing customers and suppliers. But if we know anything it’s how to cope with a tough environment. We’ve seen downturns before and we know what must be done. Our customers are incredibly supportive. They want to see us thrive through these challenges and we will, which is why we look forward to reporting to you our next progress report next quarter.

With that I’ll ask the operator to come back on so we can take your questions.

Operator	Ladies and gentlemen, we will now begin the question and answer session. [Instructions provided to pose questions].

Our first question comes from Timothy Arcuri from Citigroup. Please go ahead.

T. Arcuri	Hi. This is Jhinaid Amit [sp] calling in from Tim. Thanks for taking my question. I wanted to ask how do you see the ramp of the new products in this deteriorating market environment? You had mentioned in the last call about shipping Falcon product at year end. How do you see that playing out? You’d also mentioned the margin, you were looking for margin improvement on the ramp of new products, so if you could address those.

S. Schwartz	Sure. A couple things. We’re generating now about $10 million a quarter from new products, the products that we talked about at the analysts meeting back in May and it’s a combination of several different products. We’re still on track with the qualification of the Falcon product. Specifically it’s going to be up to the shipping volume of the equipment makers as to whether we’re able be able to ship product by year end. But the qualification is on schedule with three different customers right now.

A. Tachibana	Just to add, we actually had our first revenue shipments of the Falcon in the current quarter and we now have pilot production in Singapore so ready to ramp as customers are.

J. Amit	Great. Thank you.

ASYST TECHNOLOGIES	Page 6

Operator	We have a question from Glenn Primack from Broadview. Please go ahead.

G. Primack	During the analyst day there was some hope that you’d be able to go to your customers and get paid for your services capability so if you were improving yields and providing savings maybe you’d get a portion of those savings. Is that happening at all? I think that was maybe part of the Agile automation program.

S. Schwartz	Hi, Glenn, this is Steve. Glenn, the service business is increasing slightly this year so even in a down environment the service business is increasing a little bit. It’s really going to require a significant penetration of some of the Agile products before we’re able to capture service from those but we remain confident that all of the Agile capability will go with the service component and the ability to capture some of the increased value to customers. So we still stand behind that. We’re still confident that’ll happen. We’ll be able to demonstrate that after those products begin to deliver some revenue.

G. Primack	Okay, then on the debt, are the banks that you’re dealing with, are they able to go back to your customers and call just to get further assurance that the plumbing or guts, whatever you want to call it that’s located in your customers’ fabs are, you know, essential to them making chips and does that help out at all?

J. Swenson	Glenn, it’s John. I don’t know categorically that our banks have done that recently. When we initiated these loans, customer conversations were part of all of their due diligence. So I don’t know if there’s been an update on their part, but they’re certainly always welcome to and we’ll always provide that access if they ask for it because we know we’ll get a good review from customers.

S. Schwartz	And, Glenn, it’s been a customary practice in Japan for Japan banks to visit Japan customers. That’s a very open channel and regularly used.

G. Primack	And do you win awards in Japan like you do I think here for premiere supplier status and is that ...?

S. Schwartz	We have in Japan and in Taiwan.

G. Primack	Okay.

Operator	Thank you. Our next question comes from Jinhy Yoon with JP Morgan. Please go ahead.

J. Yoon	Yes, I’m here. Hi, I had a question about your AMHS orders in the September quarter. How soon do you think that will turn into revenue? Is it going to be one quarter out, two quarters out? And also is it longer than your previous AMHS orders?

ASYST TECHNOLOGIES	Page 7

S. Schwartz	So the AMHS orders will likely begin to revenue in the current quarter with the majority in the March quarter and June quarter.

J. Yoon	And is that typical of your previous AMHS orders? I’m trying to get a gauge of what’s the lead time for these orders.

S. Schwartz	Sure, it’s very typical. Usually it takes about three quarters following the order for the revenue to be recognized.

J. Yoon	So are you seeing any push-outs in those?

S. Schwartz	Actually we haven’t. The customers now order in phases and they’re pretty careful about that so we pay attention to that every day and, yes, the orders are pretty much on track for the AMHS.

J. Yoon	Okay, very good. Also one question about flat panel bookings for the September quarter. I didn’t quite get that number.

A. Tachibana	Hang on one second. Flat panel was $13 million.

J. Yoon	Alright. Thank you very much.

Operator	Thank you. Our next question comes from Jay Deahna with JP Morgan. Please go ahead.

J. Deahna	Thanks very much. Steve, good afternoon. At your analyst meeting you talked about adding some ... the intra-bay conveyor technology and you also discussed basically the ability to improve production efficiency within semiconductor fabs and actually in fact reduce the number of process tools that would be required as a result. And you indicated that you felt that you might be able to get some value pricing associated with that solution as opposed to sort of a traditional kind of low margin cost plus pricing situation.

I guess we’re probably about 90 days removed or so from your analyst meeting. Just kind of wondering where that stands, how you feel about that, any customer feedback or response to that and when you would expect to see your first order reflecting that type of technology and that type of pricing.

S. Schwartz	Jay, thanks. Jay, a couple things. One, the first customer for this is now not the first customer for it. We’ve had a change in that another customer has stepped up while the first customer slowed down a little bit. So we still are very positive about the technology. We’ve begun to engage OEMs because they understand both opportunity and the threat for the change that might come as a result of productivity difference.

We’re now still working on getting the first beta unit shipped. We hope it happens this quarter. The customers do understand exactly how we intend ultimately to price it. I’d say we’re having mixed success so far. I think

ASYST TECHNOLOGIES	Page 8

customers understand that it’s not something we’ll price a component at a time but at the same time they’re going to want to see a delivered value and a real reduction in their cost and improvement and the productivity before they’ll agree to a structure like that. So I’d say, Jay, we’re about halfway there in terms of being convinced and having the customers convinced that we’ll be entitled to a different means by which we’ll price.

J. Deahna	Is the time line, expected time line of getting the first install into the field a little bit different than it was at the analyst meeting? Is that just a sign of the times or is it just kind of grinding out a new technology?

S. Schwartz	Jay, I think it’s a little bit of both. We said at the analyst day that in our fiscal year ending March we’d like to have two installs and we’re still shooting for two installs. Frankly, we’d imagined that we’d have one already and that we’d get safely with the other one. We’re still intending to do two. We’ve got some work to do.

J. Deahna	I’ve got ... it’s not a really busy call so I’m going to ask you a couple more questions if you don’t mind.

S. Schwartz	Sure, go ahead.

J. Deahna	This is kind of an existential question and it kind of falls in line with the last question and that is if you look at your market share in AMHS and you contemplate the notion that in a sense the semiconductor industry couldn’t really exist without you, but at the same time the company is constantly struggling to make compelling money. And it’s obvious that the new technology that we were just discussing is an attempt on the part of Asyst to be more value added and to generate a better pricing and margin structure so that you can show some positive earnings momentum over time.

I’m just kind of wondering do the customers just not really view moving things from point A to point B as super highly value added compared to affecting change on the surface of a wafer or for device performance. Is what you’re attempting to do what you have to do in order to unleash value ultimately and drive sustained positive earnings momentum. And if you have trouble with this, what is the alternative?

S. Schwartz	Jay, I’ll answer your few part question with a few pieces of answer. How about that?

J. Deahna	And if you think I’m off base, tell me. I’m just trying to figure it out.

S. Schwartz	Jay, there are IT manufacturers who can clearly understand the value of changes and improvements to the scheme for automation. And frankly there are others who run a single device through a fab who really don’t want to spend on any change to a line that runs in one direction one way all the time. So we’re working with the customers who change configuration. We have

ASYST TECHNOLOGIES	Page 9

different lot sizes, different processing schedules inside a fab. They understand there’s enormous value to this and frankly there’s a large part of the customer base that won’t see the benefits and won’t elect to try benefits from a different technology until it’s been proven for a few years so it’s not for everybody in the industry.

We’re committed to what our customers really believe in it and we’re eager to get some proofs out there. I think that’s the first part.

The other thing is, Jay, just let me give you a little bit of a fact here. During the first three quarters of calendar 2008 our AMHS bookings already exceed our four quarters of calendar 2007. The gross margin now is beginning to shape up so that we’re driving the AMHS gross margin back up to 30%, a place we haven’t been in a couple years and we’re confident that even the capability that we deliver to customers with the current products with some additional capabilities of conveyors and smaller stockers that we’re beginning to put into fabs is allowing us both to have a little bit different cost structure. It gives us a chance to hold price, allows us confidence to continue to invest in R&D and to deliver profitability. We think we have ourselves positioned pretty well for how to do that in March.

The adaptation of this new technology, with any new technology is going to take a little bit of time but we won’t spray the market with it, we’ll continue to focus on three or four customers and we think that’s going to be the success path here and we’re working really hard to get that done.

J. Deahna	That all makes sense. Okay then the last one is there’s no question that along with lithography, AMHS is one of the first things that gets ordered when new fabs are coming up. I think in the July call you were kind of optimistic that you saw a pick up in AMHS orders in the second half that could have been potentially the leading indicator of a new cycle. We all know that the world changed in the last 90 days and things are getting a little bit more difficult.

What are you hearing from your customers that pushed out and cancelled? Are they just basically saying, hey, memory price is in the toilet and we’ll get back to you when the economic outlook changes and memory pricing picks up? Were these kind of indefinite push outs or did you get the sense that ... is this whole thing dependent upon where the world goes or is there something more company-specific involved?

S. Schwartz	Jay, actually we stand by the view that we had in July. Our second half order pattern is going to be higher than the first half. However, we also discounted any of the DRAM potential investment that was going to take place. That’s not something we counted on.

I think we ... around that time, during that earnings season we heard people talking about some DRAM spending that might happen. We actually didn’t imagine it could happen so our calendar Q3, calendar Q4 bookings will be

ASYST TECHNOLOGIES	Page 10

higher than Q1 plus Q2 and really on the backs of very few customers who were pretty certain we’re going to place orders.

J. Deahna	Okay. And then the absolute last question is given what you just said, would you expect the process tool shipments in the first or second quarter to be greater than the fourth quarter?

S. Schwartz	Jay, you’d imagine that to be the case. We’re just not seeing it. Again, that’s a pretty silent channel right now. That’s one that’s a little bit curious. The tool business isn’t following, at least not following closely what we think has been happening from an order pattern with AMHS.

J. Deahna	So in other words they’re putting the infrastructure in place so that they can ramp tools quickly when they feel they need to but they’re not following the normal timing?

S. Schwartz	That’s correct. And, Jay, some of the business that we had, Aaron talked about four projects that were of the order of $10 million. Some of those are, for example, fab reconfiguration so we take orders for that but there is AMHS going on now without the tool ordering pattern. We’re not hearing anything about the tool ordering that usually comes close behind this.

J. Deahna	Fair enough. Thank you for indulging all my questions. I appreciate it.

S. Schwartz	Thanks, Jay.

Operator	We show no further questions at this time. I would now like to turn it back for any closing remarks. Please go ahead.

S. Schwartz	Thank you, everyone. We appreciate the interest in Asyst and we do look forward to speaking with you again next quarter. Thanks very much.

Operator	Ladies and gentlemen, this concludes Asyst Technologies’ second quarter 2009 fiscal year conference call. If you’d like to listen to a replay of today’s call, please dial 303-590-3000 or 1-800-405-2236 with access code 11121003 followed by the pound key. ACT would like to thank you for your participation. You may now disconnect.

ASYST TECHNOLOGIES	Page 11